PRESS RELEASE



SOURCE:  NEBO(R) Products Inc.

FOR IMMEDIATE RELEASE: October 18, 2002

HEADLINE:         NEBO(R)Products, Inc. Announces Termination of Naviset
                  Holdings Corp Acquisition

DRAPER, Utah - October 18, 2002 / NEBO(R) Products (OTC Bulletin Board: NEBO) today announced that the planned acquisition of Naviset Holdings Corp has been terminated by mutual agreement. The termination also applies to the management agreement associated with the transition to joint operations.

Separately, NEBO announced that efforts to restructure certain subordinated debt and other contingent liabilities continue. The reorganization plan will include layoffs resulting in a total reduction in force of approximately 25% of the total staff. In combination, the financing and operational plans are intended to bring NEBO to a positive cash flow.

Commenting on the news, R. Scott Holmes, NEBO CEO said, "The termination of the planned merger gives NEBO greater flexibility for addressing its current challenges. We believe that this will enable us to more quickly regain our financial footing, providing a stronger base to support both organic growth and potential acquisitions that may offer a more strategic fit and more rapid improvements in cash flow."

About NEBO(R) Products

NEBO(R) Products maintains and distributes innovative hardware (NEBO(R) Tools) and sporting goods (NEBO(R) Sports). NEBO(R) Products' lines are unique, aggressively merchandised, and well priced. NEBO(R) Products, based in Draper, UT, sells to over 5,000 retail customers in the U.S. and Canada.

For more information contact:

NEBO(R)Products, Inc.
Scott Holmes
Toll free: (801) 495-2150
Fax: (801) 495-2151
E-mail:  scotth@neboproducts.com
Websites: www.neboproducts.com, www.nebotools.com and www.nebosports.com
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Forward-looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this press release include the company's statements concerning (1) the reorganization plan including layoffs resulting in a total reduction in force of approximately 25% of the total staff; (2) The combination of financing and operational plans resulting in a positive cash flow position for NEBO; as well as R. Scott Holmes comment "The termination of the planned merger gives NEBO greater flexibility for addressing its current challenges. We believe that this will enable us to more quickly regain our financial footing, providing a


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stronger base to support both organic growth and potential acquisitions that may offer a more strategic fit and more rapid improvements in cash flow." While these statements are made to convey the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission.